CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective to the Registration Statement on Form N-14 of Sprott ETF Trust with respect to the filing of the Prospectus and Statement of Additional Information for the Sprott Junior Gold Miners ETF and Sprott Gold Miners ETF, each a series of Sprott ETF Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

March 27, 2019